Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Vice-President
P.O. Box 626	and Chief Accounting Officer
Bassett, VA 24055	(276) 629-6614 – Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Results for the First Quarter

(Bassett, Va.) – April 8, 2010 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended February 27, 2010.

Sales for the quarter ended February 27, 2010 were $52.9 million as compared to $57.8 million for the quarter ended February 28, 2009, a decrease of 8.5%. Gross margins for the first quarter of 2010 and 2009 were 48.7% and 41.8%, respectively. The margin increase was primarily from a greater mix of the Company’s sales through the retail segment, as well as improved margins in both the wholesale and retail segments. Selling, general and administrative expenses, excluding bad debt and notes receivable valuation charges, decreased $1.0 million for the first quarter of 2010 as compared to the first quarter of 2009 primarily due to lower spending. The Company also recorded $2.7 million of bad debt and notes receivable valuation charges during the first quarter of 2010 as compared to $5.9 million for the first quarter of 2009, a $3.2 million decrease. The Company reported a net loss of $1.7 million, or $0.15 per share, for the quarter ended February 27, 2010, as compared to a net loss of $12.0 million, or $1.05 per share, for the quarter ended February 28, 2009.

At February 27, 2010, the total store network included 61 licensee-owned stores and 43 Company-owned and operated stores. During the three months ended February 27, 2010, the Company acquired the operations of seven licensee stores. The Company plans to open two additional stores in the second quarter of 2010, one new and the other a store that was closed in 2008 by a former licensee. In addition, two licensed stores are converting to multi-brand furniture stores. The Company does not have any real estate exposure with respect to these two stores. Also, the Company closed its Mt. Pleasant, S.C. store in March 2010 as the result of an eminent domain condemnation.

The following table summarizes the changes in store count during the three months ended February 27, 2010:

	November 28, 2009	Stores Acquired	Stores Closed	February 27, 2010

Licensee-owned stores	36	7	—	43
Company-owned stores	68	(7)	—	61

Total	104	—	—	104

“Although we were not satisfied with the ultimate outcome of our first quarter in 2010, we remain encouraged by the continuing strengthening of our balance sheet and the improving margins in our wholesale and retail segments,” said Robert H. Spilman Jr., president and chief executive officer. “For the fourth consecutive quarter, we generated significant positive operating cash flow, this time in the amount of $6.7 million. We plan to stay committed to strong balance sheet management in order to generate positive operating cash flow.

“As previously reported, the housing related furniture slump of the past three years has taken an unfortunate toll on the general health of our licensee store network,” said Mr. Spilman. “Once again, this quarter was negatively affected by the financial fallout from licensee store acquisitions (a total of seven during the period) and related bad debt expenses. This trend has overshadowed the progress the Company has made in improving its financial performance over the past few months. Nevertheless, management will maintain a strong focus on evaluating the financial health of the handful of store licensees that have suffered the most during the recession. And, when appropriate, the Company will either acquire or close the dealer in question. As has been the case recently, these events adversely affect the Company’s income statement but do not generally require additional capital.”

Wholesale Segment

Net sales for the wholesale segment were $40.3 million for the first quarter of 2010 as compared to $47.9 million for the first quarter of 2009, a decrease of 15.9%. Wholesale shipments decreased due to the softer retail environment in late fiscal 2009 that impacted the Company’s shipping rates early in the quarter. In addition, the Company experienced a limited level of stock outages as it continued to manage inventory levels very closely. The Company expects inventory levels to increase somewhat during the second quarter to mitigate the stock outages. Approximately 54% of wholesale shipments during the first quarter of 2010 were imported products compared to 53% for the first quarter of 2009. Gross margins for the wholesale segment were 31.9% for the first quarter of 2010 as compared to 27.5% for the first quarter of 2009. This increase is due to improved margins on the imported wood and upholstery products as well as the closure of the fiberboard plant during the fourth quarter of 2009 which essentially operated at a breakeven gross profit during 2009. Wholesale SG&A, excluding bad debt and notes receivable valuation charges, decreased $1.9 million during the first quarter of 2010 as compared to the first quarter of 2009 due primarily to lower sales and implemented cost containment measures. The Company recorded $2.7 million of bad debt and notes receivable valuation charges for the first quarter of 2010 as compared to $5.9 million for the first quarter of 2009. This significant decrease in charges is primarily due to the Company working diligently with its licensees to control increases in accounts receivable exposure.

“After several years of plant closures, we are finally finished with that unpleasant process,” continued Mr. Spilman. “The margin pickup that we experienced as a result of the closing of our fiberboard operation last November was significant. On the upholstery front, margins held steady despite a slight sales decrease. Our corporate challenge lies in our ability to grow our wholesale volume, on which we are extremely focused. Subsequent to the end of the quarter, the Company introduced a new assortment of value priced domestically produced upholstery. Initial dealer reception has been quite positive. We are, in fact, re-opening an upholstery facility next month that closed in 2009 specifically to produce this new product line.”

Retail Segment

The total Company-owned store network had net sales of $27.0 million for the first quarter of 2010, as compared to $23.7 million in the first quarter of 2009, an increase of 13.9%. The increase was comprised of a $5.4 million increase from stores acquired after November 29, 2008 (end of fiscal 2008), partially offset by a $1.3 million decrease from stores closed after February 28, 2009 and a $0.8 million decrease from a decline in comparable store sales of 3.4% (stores owned and operated by the Company longer than 15 months). While the Company-owned stores recorded declines in comparable store delivered sales, they experienced an increase of 6.7% for written sales driven by a stronger retail environment in February 2010.

Gross margins for the Company-owned store network were 50.2% for the first quarter of 2010 as compared to 47.1% for the first quarter of 2009. Margins increased due to improved pricing and promotional strategies coupled with lower clearance volume and improved clearance margins. As a percentage of sales, SG&A decreased 3.1 percentage points to 56.1% due to continued cost containment efforts during the quarter. Total retail operating losses decreased $1.3 million from the first quarter of 2009 to $1.6 million for the first quarter of 2010. On a comparable store basis, retail operating losses were reduced by 73% to $0.5 million.

“Our corporate retail team turned in another good performance during the first quarter. While significantly improving the financial performance of the existing fleet, they simultaneously acquired seven licensee stores in five different markets,” said Mr. Spilman. “These new stores were detrimental to the overall corporate retail results, making the $1.3 million improvement in operations even more impressive. After refurbishing several of the acquired stores and re-setting them with current inventory, the retail team will conduct re-grand openings at these locations during the second quarter. We look forward to operating these stores with the operational standards that have been put in place in our corporate retail network over the past two years.”

Balance Sheet and Cash Flow

The Company generated $6.7 million in operating cash flow during the first quarter of 2010 through improved working capital management and continued cost containment efforts, marking the fourth consecutive quarter of positive cash flow. In addition to the $28.1 million of cash on-hand, the Company has investments of $14.9 million, primarily consisting of $14.1 million in cash, money market and bond funds and individual treasuries and $0.8 million in a hedge fund. To further strengthen the balance sheet, the Company liquidated its remaining equities and recorded a $2.1 million gain during the quarter ended February 27, 2010. Although the $14.1 million is primarily cash and other liquid assets, the Company presents these as long-term assets as they are pledged as collateral for the revolving debt agreement.

At February 27, 2010, the Company has a $4.2 million receivable recorded in other current assets representing proceeds received in March 2010 from an eminent domain condemnation settlement for the Mt. Pleasant store property. A $3.2 million mortgage on that property, which was paid off in March 2010 with the condemnation proceeds, is consequently reflected in the current portion of real estate notes payable in the condensed consolidated balance sheet. The remaining $1.0 million of proceeds will be used for general working capital purposes.

The Company also has a $2.4 million mortgage on another property that matured on March 1, 2010. Management is currently in negotiations with the lender to extend, modify or refinance the property. Should the negotiations be unsuccessful, the Company may pay the mortgage in full. This would not have a significant adverse effect on the Company’s overall liquidity. The Company also has three additional mortgages totaling approximately $7.0 million that will mature during the twelve month period following February 27, 2010. The Company expects to satisfy these obligations through a combination of refinancing, borrowing from its revolving credit facility, and payment out of operating cash flow. However, there can be no assurance that any of these strategies will be successful.

Subsequent to February 27, 2010, the Company voluntarily repaid the outstanding balance of $15.0 million on its revolving credit facility from existing cash. That facility currently matures on November 30, 2010. The Company has initiated discussions with its bank regarding the amendment and extension of the facility beyond its current maturity. While there can be no assurance that these discussions will result in a favorable outcome, the Company expects to have an amended and extended facility in place prior to November 30, 2010.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 104 licensee- and company- owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of fiscal 2010, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except for per share data)

	Quarter Ended February 27, 2010		Quarter Ended February 28, 2009
	Amount	Percent of Net Sales	Amount	Percent of Net Sales

Net sales	$52,891	100.0%	$57,811	100.0%

Cost of sales	27,148	51.3%	33,668	58.2%

Gross profit	25,743	48.7%	24,143	41.8%

Selling, general and administrative expense excluding bad debt and notes receivable valuation charges	25,900	49.0%	26,852	50.8%
Bad debt and notes receivable valuation charges	2,715	5.1%	5,892	10.2%

Loss from operations	(2,872)	-5.4%	(8,601)	-14.9%

Other income (loss), net	1,228	2.3%	(3,297)	-5.7%

Loss before income taxes	(1,644)	-3.1%	(11,898)	-20.6%

Income tax provision	(48)	-0.1%	(65)	-0.1%

Net loss	$(1,692)	-3.2%	$(11,963)	-20.7%

Basic loss per share	$(0.15)		$(1.05)

Diluted loss per share	$(0.15)		$(1.05)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited) February 27, 2010	November 28, 2009
Assets
Current assets
Cash and cash equivalents	$28,084	$23,221
Accounts receivable, net	28,868	34,605
Inventories	31,745	33,388
Other current assets	14,394	13,312

Total current assets	103,091	104,526

Property and equipment
Cost	152,899	152,153
Less accumulated depreciation	102,993	101,517

Property and equipment, net	49,906	50,636

Investments	14,860	14,931
Retail real estate	26,002	28,793
Notes receivable, net	8,907	8,309
Other	8,839	9,034

	58,608	61,067

Total assets	$211,605	$216,229

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,831	$14,711
Accrued compensation and benefits	4,826	6,490
Customer deposits	10,273	5,946
Other accrued liabilities	12,524	11,730
Bank debt	15,000	—
Current portion of real estate notes payable	12,850	4,393

Total current liabilities	68,304	43,270

Long-term liabilities
Post employment benefit obligations	10,743	10,841
Bank debt	—	15,000
Real estate notes payable	7,194	16,953
Distributions in excess of affiliate earnings	10,068	10,954
Other long-term liabilities	8,486	8,877

	36,491	62,625

Commitments and Contingencies

Stockholders’ equity
Common stock	57,327	57,274
Retained earnings	48,769	50,461
Additional paid-in-capital	553	481
Accumulated other comprehensive income	161	2,118

Total stockholders’ equity	106,810	110,334

Total liabilities and stockholders’ equity	$211,605	$216,229

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Quarter ended February 27, 2010	Quarter ended February 28, 2009
Operating activities:
Net loss	$(1,692)	$(11,963)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,475	1,482
Equity in undistributed income of investments and unconsolidated affiliated companies	(842)	338
Provision for lease and loan guarantees	793	426
Provision for losses on accounts and notes receivable	2,715	5,892
Other than temporary impairment of investments	—	1,255
Realized income from investments	(2,169)	(104)
Payment to terminate lease	—	(400)
Other, net	198	51
Changes in operating assets and liabilities
Accounts receivable	2,216	(4,109)
Inventories	3,056	(498)
Other current assets	2,131	2,669
Accounts payable and accrued liabilities	(1,210)	(95)

Net cash provided by (used in) operating activities	6,671	(5,056)

Investing activities:
Purchases of property and equipment	(485)	(591)
Proceeds from sales of property and equipment	8	14
Acquisition of retail licensee stores, net of cash acquired	(177)	—
Proceeds from sales of investments	7,978	13,758
Purchases of investments	(7,728)	(858)
Dividends from affiliates	—	2,811
Net cash received on licensee notes	127	131
Other, net	—	8

Net cash provided by (used in) investing activities	(277)	15,273

Financing activities:
Net repayments under revolving credit facility	—	(1,000)
Repayments of real estate notes payable	(1,298)	(196)
Issuance of common stock	32	23
Repurchases of common stock	—	(75)
Cash dividends	—	(1,142)
Payments on other notes	(265)	—

Net cash used in financing activities	(1,531)	(2,390)

Change in cash and cash equivalents	4,863	7,827

Cash and cash equivalents - beginning of period	23,221	3,777

Cash and cash equivalents - end of period	$28,084	$11,604

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	Quarter ended February 27, 2010			Quarter ended February 28, 2009
Net Sales
Wholesale	$40,306	(a	)	$47,948	(a	)
Retail	27,037			23,743
Inter-company elimination	(14,452)			(13,880)

Consolidated	$52,891			$57,811

Operating Loss
Wholesale	$(965)	(b	)	$(5,716)	(b	)
Retail	(1,608)			(2,865)
Inter-company elimination	(299)			(20)

Consolidated	$(2,872)			$(8,601)

(a)	Excludes wholesale shipments of $146 and $2,789 for the quarters ended February 27, 2010 and February 28, 2009, respectively.
(b)	Includes bad debt and notes receivable valuation charges of $2,706 and $5,892 for the quarters ended February 27, 2010 and February 28, 2009, respectively.